Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 of Community Bankers Acquisition Corp. of our report, dated July 26, 2005, relating to the balance sheet of Community Bankers Acquisition Corp. as of June 30, 2005, and the related statements of operations, stockholders’ equity and cash flows for the period from April 6, 2005 (inception) to June 30, 2005. We further consent to the reference to our Firm under the caption “Experts” in the prospectus forming a part of the Registration Statement.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia
September 19, 2005